RESTATED AGREEMENT

        THIS RESTATED AGREEMENT is made and entered into as of this 14th day of December, 2005, by and between First Business Financial Services, Inc. (formerly known as First Business Bancshares, Inc.), a Wisconsin corporation (the “Corporation”), and its wholly owned subsidiary, First Business Bank (the “Bank”) (sometimes collectively referred to as the “Companies”) and Jerome J. Smith, Chief Executive Officer (“CEO”) of the Corporation (the “Executive” or “CEO”).

W I T N E S S E T H

        WHEREAS, the Executive has discharged the duties as CEO of the Corporation in a very capable and skillful manner, resulting in substantial benefits to the Companies; and

        WHEREAS, the Companies and the Executive previously entered into a deferred compensation agreement, originally effective as of June 23, 1995, which has been periodically amended thereafter; and

        WHEREAS, the Corporation desires the Executive to remain in its service and to continue to use his knowledge and experience on behalf of the Companies; and

        WHEREAS, the Boards of the Companies have approved the Companies’ entering into this Restated Agreement with the Executive in order to reflect the ongoing relationship of the parties; and

        NOW, THEREFORE, in consideration of the prior valuable services provided by the Executive and in order to induce the Executive to continue to provide such services to the Companies, the Companies and the Executive enter into the Restated Agreement, to provide as follows:

ARTICLE 1
DEFINITIONS

        1.1 Definitions. Whenever used in this Agreement, the following terms shall have the meanings set forth below, and, when the meaning is intended, the initial letter of the word is capitalized:

(a) “Agreement” or “Restated Agreement” means this document.

(b) “Beneficiary” means the persons or entities designated or deemed designated by the Executive pursuant to Section 8.2 herein.

(c) “Benefit Amount” means the amount of deferred compensation benefits under Section 2.1.

(d) “Boards” mean the Boards of Directors of the Companies or any committee formed by or appointed by the Boards to administer this Agreement.

(e) “Cause” shall be determined by the Board of Directors of the Corporation or the Bank, in the exercise of good faith and reasonable judgment, and shall mean the occurrence of the Executive’s conviction for committing an act of fraud, embezzlement, theft, or other act constituting a felony, which is substantially related to the circumstances of the Executive’s duties; or material breach by the Executive of the banking laws of Wisconsin or the United States or any regulation issued by a state or federal regulatory authority having jurisdiction over the banking affairs of the Company, or any of its subsidiary, parent, or affiliated organizations; or an act which disqualifies the Executive from serving as an officer or director of a bank under Wisconsin or Federal banking laws. Notwithstanding the foregoing, “Cause” shall not include the occurrence of any such conviction, breach or act that does not involve intentional or willful misconduct on the part of the Executive.

(f) “Code” means the United States Internal Revenue Code of 1986, as amended.

(g) “Companies” refers collectively to the Corporation and the Bank, or any successor thereto as provided in Article 7 herein, and “Company” refers generically to either the Corporation or the Bank.

(h) “Date of Termination” means the date on which the Executive incurs a Termination of Employment.

(i) “Effective Date” means June 23, 1995, the date of the original agreement.

(j) “Executive” means Jerome J. Smith, CEO of the Corporation.

(k) “Salary” means: The average annual monetary compensation including bonuses but not including employee benefits paid to the Executive for three of the five calendar years immediately preceding the year of termination. The three calendar years used to determine the average shall be the last calendar year preceding the year of termination, and the Executive’s choice of two of the remaining four calendar years immediately preceding the year of termination.

For purposes of determining “Salary” under this Section 1.1(k), bonuses paid in a calendar year which are attributable to performance in a prior calendar year are included in compensation for such prior calendar year.

(l) “Termination of Employment” means the Executive’s separation from service (within the meaning of Code Section 409A(a)(2)(A)(i) and regulations thereunder) with both of the Companies (and all entities related to the Companies under Code Sections 414(b), (c) and (m)) for any reason, which shall include separation as a result of death, disability, retirement, voluntary or involuntary termination, or any other reason.

ARTICLE 2
PAYMENT OF DEFERRED COMPENSATION

        2.1 Benefit Amount. The Companies agree to pay to the Executive, upon the Executive’s Termination of Employment (or to his designated beneficiary in the event of his death, or, if none, his estate), deferred compensation in the amount of five (5) times the Executive’s Salary, less two hundred-thousand and 00/100 ($200,000.00) dollars. Such compensation will be paid out over a period of five (5) years beginning with the first day of the first month following the Executive’s Date of Termination. Such compensation will be paid monthly at a rate of one-sixtieth (1/60) of the total amount, payable as of the first day of each month pursuant to the Companies’ normal payroll practices.

        Notwithstanding the foregoing, unless the Executive ceases to be a “specified employee” (within the meaning of Code Section 409A(a)(2)(B)(i) and regulations thereunder) before his Date of Termination, then the first actual payment under this Section 2.1 shall be delayed six (6) months, so that the monthly payments to which the Executive would be otherwise entitled during the first six (6) months following Termination of Employment will be accumulated and paid on the first day of the seventh (7th) month following the Executive’s Date of Termination. Thereafter, monthly payments shall be made as specified above.

        2.2 Termination of Employment for Cause. In the event of a Termination of Employment for Cause, all obligations of the Companies to pay benefits under this Agreement shall immediately become null and void.

        2.3 Health Insurance Continuation. Subject to the Companies’ ability to provide coverage, the Executive shall be entitled to continue eligibility for all benefits pursuant to any and all health benefit plans under which the Executive and/or the Executive’s family is eligible to receive benefits and/or coverage immediately prior to the Executive’s Termination of Employment. These benefits shall be made available by the Companies to the Executive immediately upon the Executive’s Termination of Employment and shall continue to be made available for a period of five (5) years from the Date of Termination. Such benefits shall be made available to the Executive at the same coverage level as in effect as of the Executive’s Date of Termination. The Executive shall reimburse the Companies for such benefits at a rate equal to what current employees of the Companies pay at that time for the same benefits.

        2.4 Withholding of Taxes. Either of the Companies, as applicable, shall withhold from amounts payable under this Article or other amounts payable to the Executive, all federal, state, city, local, or other taxes as may be required.

ARTICLE 3
RESTRICTIVE COVENANT

        3.1 Restrictive Covenant. For a period of two (2) years after the Executive’s Date of Termination, the Executive shall not, directly or indirectly, enter into, or in any manner, including as an employee, agent, independent contractor, officer, director, owner or otherwise, provide services to or on behalf of any bank or banking-related business, profession, or endeavor within a twenty (20) mile radius of 406 Science Drive, Madison, Wisconsin. The Executive and the Companies acknowledge that each considers the restrictions set forth in this Article 3 to be reasonable and that the duration, geographic scope, extent and application of each of such restrictions are no greater than is necessary for the protection of the legitimate interests of the Companies. In the event of a breach of the covenants under this Article 3, the Companies may obtain injunctive or any other equitable relief to prevent the breach from continuing.

        3.2 Consideration for Restrictive Covenant. As and for consideration for this restrictive covenant, the Companies shall pay the Executive the sum of three thousand three hundred thirty-three and 33/100 dollars ($3,333.33) beginning with the first day of the first month following the Executive’s Date of Termination, payable monthly (as of the first day of each month) for a total of sixty (60) months pursuant to the Companies’ normal payroll practices.

        Notwithstanding the foregoing, unless the Executive ceases to be a “specified employee” (within the meaning of Code Section 409A(a)(2)(B)(i) and regulations thereunder) before his Date of Termination, then the first actual payment under this Section 3.2 shall be delayed six (6) months, so that the monthly payments to which the Executive would be otherwise entitled during the first six (6) months following Termination of Employment will be accumulated and paid on the first day of the seventh (7th) month following the Executive’s Date of Termination.

        3.3 Withholding of Taxes. The Companies shall withhold from any amounts payable under this Article, or from other amounts payable to the Executive, all federal, state, city, local and other taxes as may be required.

ARTICLE 4
DEATH BENEFIT

        4.1 Death Benefit. In the event of the Executive’s death while in the employ of either of the Companies, or in the event of the Executive’s death after his Termination of Employment, the Companies shall pay to the Executive’s designated Beneficiary, or if none, to his estate, the sum of two hundred thousand and 00/100 dollars ($200,000.00). Such sum shall be paid out over a period of five (5) years beginning with the first day of the first month following the date of the Executive’s death and on the first day of each month thereafter, at a rate of one-sixtieth (1/60) of the total amount due under this Section 4.1; provided, however, the sum payable under this Section 4.1 shall, be reduced for all sums paid to the Executive under Article 3.

        4.2 Withholding of Taxes. The Companies shall withhold from any amounts payable under this Article, or from other amounts payable to the Executive, all federal, state, city, local and other taxes as may be required.

ARTICLE 5
THE COMPANIES’ PAYMENT OBLIGATIONS

        5.1 Payment Obligations Absolute. The Companies’ obligations to make the payments and the arrangements provided for under this Restated Agreement shall be absolute and unconditional, and shall not be affected by any circumstances, including,without limitation, any offset, counterclaim, recoupment, defense, or other right which the Companies may have against the Executive or anyone else. All amounts payable by the Companies thereunder shall be paid without notice or demand, except as provided herein. Each and every payment made thereunder by the Companies shall be final, and the Companies shall not seek to recover all or any part of such payment from the Executive or from whomsoever may be entitled thereto, for any reasons whatsoever.

        The Executive shall not be obligated to seek other employment in mitigation of the amounts payable or arrangements made under this Restated Agreement, and the obtaining of any such other employment shall in no event effect any reduction of the Companies’ obligations to make the payments and arrangements required to be made under this Restated Agreement.

        5.2 Contractual Rights to Benefits. This Restated Agreement establishes and vests in the Executive a contractual right to the benefits to which he is entitled hereunder. However, nothing herein contained shall require or be deemed to require, or prohibit or be deemed to prohibit, the Companies to segregate, earmark, or otherwise set aside any funds or other assets, in trust or otherwise, to provide for any payments to be made or required hereunder.

ARTICLE 6
PAYMENT OF LEGAL FEES AND TAXES

        6.1 Payment of Legal Fees. To the extent permitted by law, the Companies shall pay all legal fees, costs of litigation, prejudgment interest, and other expenses incurred in good faith by the Executive as a result of contesting the validity, enforceability, or interpretation of this Restated Agreement, or as a result of any conflict between the parties pertaining to this Restated Agreement.

        6.2 Payment of Additional Taxes. Anything in this Restated Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Companies to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Restated Agreement or otherwise, but determined without regard to any additional payments required under this Section 6.2) (a “Payment”) would be subject to the excise tax imposed by Code Section 409A or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

ARTICLE 7
SUCCESSORS

        7.1 Successors. The Corporation or the Bank, as applicable, will require any successor to the Corporation or the Bank (whether direct or indirect, by purchase, merger, consolidation, or otherwise) of all or substantially all of its business and/or assets to expressly assume and agree to perform its obligations under this Restated Agreement in the same manner and to the same extent that it would be required to perform them if no such succession had taken place. Failure of the Corporation or the Bank to obtain such assumption and agreement prior to the effective date of any such succession shall be a breach of this Restated Agreement and shall entitle the Executive to compensation from the Companies in the same amount and on the same terms as he would be entitled to hereunder upon Executive’s Termination of Employment.

        7.2 Enforcement. This Restated Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, beneficiaries, heirs, distributees, devises, and legatees.

ARTICLE 8
MISCELLANEOUS

        8.1 Employment Status. The Executive and the Companies acknowledge that, except as provided under any other agreement between the Executive and either of the Companies, the employment of the Executive by each of the Companies is “at will,” and, may be terminated by either the Executive or each of the Companies at any time, subject to applicable law.

        8.2 Beneficiaries. If the Executive should die while any amount would still be payable to him hereunder had he continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Restated Agreement, to the Executive’s Beneficiary. If the Executive has not named a Beneficiary, then such amounts shall be paid to the Executive’ devisee, legatee, beneficiary, or other designee, or if there is no such designee, to the Executive’s estate. The Executive may designate one or more persons or entities as the primary and/or contingent Beneficiaries of any benefit owing to the Executive under this Restated Agreement. Such designation must be in the form of a signed writing acceptable to the Board of each of the Companies. The Executive may make or change such designation at any time.

        8.3 Entire Agreement. This Restated Agreement contains the entire understanding of the Companies and the Executive and supersedes any prior agreements or writings with respect to the subject matter hereof.

        8.4 Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular, and the singular shall include the plural.

        8.5 Severability. In the event any provision of this Restated Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Restated Agreement, and the Restated Agreement shall be construed and enforced as if the illegal or invalid provision had not been included. Further, the captions of this Restated Agreement are not part of the provisions hereof and shall have no force and effect.

        8.6 Modification. No provision of this Restated Agreement may be modified, waived, or discharged unless such modification, waiver, or discharge is agreed to in writing and signed by the Executive and by an authorized member of each Board, or by the respective parties’ legal representatives and successors.

        8.7 Applicable Law. To the extent not preempted by the laws of the United States, the laws of the State of Wisconsin shall be the controlling law in all matters relating to this Agreement.

        IN WITNESS WHEREOF, the parties have executed this Restated Agreement as of the day and year first above written.

FIRST BUSINESS FINANCIAL SERVICES, INC.
By: /s/ Charles H. Thompson
Charles H. Thompson, Chairman of the Board
FIRST BUSINESS BANK
By: /s/ Jan A. Eddy
Jan A. Eddy, Chairman of the Board
s/s Jerome J. Smith
Jerome J. Smith, Executive